CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the AOG Institutional Diversified Tender Fund (the “Fund”), and to the use of our report dated 1/4/2023 on the Fund’s financial statement as of 12/29/2022. Such financial statement appears in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 10, 2023

3